Immunocore reports second quarter financial results and provides a business update

KIMMTRAK® (tebentafusp-tebn) net revenues of $115.9 million in Q2 2026, growing by 18% year-over-year

Enrollment in Phase 3 TEBE-AM trial for previously treated advanced cutaneous melanoma nearing the target of 540 patients – Data could come as early as end of 2026

Oral presentation of five-year overall survival data showing KIMMTRAK doubles likelihood of being alive at five years for patients with HLA-A*02:01 positive metastatic uveal melanoma

Promising Phase 1 brenetafusp monotherapy clinical activity in heavily pretreated HLA-A*02:01-positive patients with advanced melanoma, presented at ASCO, supports selected dose for Phase 3 PRISM-MEL-301 trial in first-line advanced melanoma

Cash, cash equivalents and marketable securities of $880 million as of June 30, 2026

Conference call today, August 6 at 8:00 AM ET, 1:00 PM BST

(OXFORDSHIRE, England & RADNOR, PA. & GAITHERSBURG, MD., US, 6 August 2026) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the first half ended June 30, 2026, and provided a business update.

“The five-year overall survival data for KIMMTRAK underscores the lasting impact of our medicine for patients with metastatic uveal melanoma and reinforces our confidence in the potential of our platform,” said Bahija Jallal, CEO of Immunocore. “With enrollment in our Phase 3 TEBE-AM trial nearing target completion and continued progress across our pipeline, we remain focused on our mission: delivering innovative transformative medicines to improve outcomes for patients with serious diseases.”

Second Quarter and First Half Highlights (including post-period)

Financial Results

For the second quarter ended June 30, 2026, total net product revenue (or ‘net sales’) arising from the sales of KIMMTRAK was $115.9 million, compared to $98.0 million for the same period in 2025. Q2 2026 sales were $74.9 million in the United States, $34.1 million in Europe, and $6.9 million in international regions. The increase in net product sales was primarily due to increased volumes in the United States and international regions.

Research and development (R&D) expenses for Q2 2026 were $73.9 million, compared to $69.0 million for Q2 2025. This increase was primarily due to advancement of our clinical programs, including our three Phase 3 studies.

Selling, general and administrative (SG&A) expenses for Q2 2026 were $43.9 million, compared to $42.8 million for Q2 2025.

Net loss for Q2 2026 was $0.8 million ($0.02 loss per share) compared to $10.3 million ($0.20 loss per share) for Q2 2025. Net income for the six months ended June 30, 2026, was $12.2 million ($0.23 income per share) compared to a net loss for the six months ended June 30, 2025, of $5.3 million ($0.11 loss per share).

Cash, cash equivalents and marketable securities were $880.2 million as of June 30, 2026, as compared to $864.2 million as of December 31, 2025. The Company expects to pay, in the second half of 2026, approximately $120 million in sales-related rebate accruals.

KIMMTRAK

The Company’s lead product, KIMMTRAK® (tebentafusp), is approved in 39 countries and has been launched in over 30 countries globally to date for HLA-A*02:01 positive people with unresectable or metastatic uveal melanoma (mUM). KIMMTRAK continues to be the standard of care in all major markets where it is launched.

The Company sees three key growth areas in the fifth year since the launch of KIMMTRAK as it plans to expand patient reach, including continued US community and global market penetration in mUM, the potential expansion into 2L+ advanced cutaneous melanoma (CM), and the potential expansion into adjuvant uveal melanoma.

Metastatic uveal melanoma
•KIMMTRAK net product sales were $115.9 million and $222.6 million for the three and six months ended June 30, 2026, representing increases of 18% and 16% respectively, as compared to the same periods in 2025.
•17% year-over-year quarterly sales growth in the United States with mean duration of treatment of 14 months.
•21% year-over-year quarterly sales growth combined in Europe and International, driven by increased demand.
•Five-year overall survival (OS) data, from the Phase 3 trial of KIMMTRAK in patients with unresectable or mUM, were presented at the AACR 2026 meeting, representing the longest follow-up reported for any T cell engager in a solid tumor.
•KIMMTRAK doubled the likelihood of being alive at five years with an OS rate of 16% versus 8% in the control arm (HR 0.67), and a median OS of 21.6 vs. 16.9 months, respectively.
•The OS benefit with KIMMTRAK was observed regardless of known baseline characteristics including poor prognostic factors (high tumor burden; elevated lactate dehydrogenase [LDH]) or tumor location.
•Data also confirmed OS benefit was primarily driven by KIMMTRAK rather than subsequent therapies.

2L+ advanced cutaneous melanoma
•Enrollment in the registrational Phase 3 TEBE-AM trial, evaluating tebentafusp as monotherapy, and in combination with pembrolizumab, versus a control arm in patients with previously treated advanced CM, is nearing the target of 540 patients. The trial is event driven and topline data could come as early as the end of 2026.
•There is great unmet need in second- and later-line CM, with no therapy having shown an OS improvement post checkpoint inhibitors in a randomized clinical trial to date. The Company estimates there are up to 4,000 previously treated advanced HLA-A*02:01 positive CM patients in the US and Europe.

Adjuvant uveal (or ocular) melanoma
•The European Organisation for Research and Treatment of Cancer (EORTC) continues to expand the site footprint of the Phase 3 Adjuvant Trial in Ocular Melanoma (ATOM), with patients now enrolling in the United States.
•The Company estimates the HLA-A*02:01 positive, high-risk adjuvant uveal melanoma patient population could represent up to 1,200 patients in the US and Europe.

PRAME portfolio

Brenetafusp is the Company’s lead PRAME-A02 ImmTAC bispecific candidate. Brenetafusp is being evaluated in combination with nivolumab in a Phase 3 registrational trial (PRISM-MEL-301) in patients with first-line, advanced cutaneous melanoma, and in a Phase 1/2 clinical trial as monotherapy and in combination across multiple tumor types, including ovarian cancer and non-small cell lung cancer (NSCLC).

PRISM-MEL-301 – First PRAME Phase 3 clinical trial with brenetafusp in first-line advanced cutaneous melanoma
•The Company continues with 1:1 randomization of HLA-A*02:01 positive, first-line, advanced or metastatic cutaneous melanoma patients to brenetafusp 160 mcg + nivolumab or a control arm of either nivolumab or nivolumab + relatlimab.
•Despite approved therapies, there remains an unmet need for improved progression-free survival and OS in the first-line setting where there is the potential to address an estimated 10,000 HLA-A*02:01 positive patients across US and Europe.

Phase 1/2 clinical trials of brenetafusp and IMC-P115C (PRAME-A02 Half-Life Extended) in multiple solid tumors
Melanoma

•The Phase 1/2 data, presented at the 2026 ASCO meeting, showed improved clinical activity of brenetafusp monotherapy, in patients with heavily-pretreated advanced melanoma, with an overall response rate (ORR) of 17% and a disease control rate (DCR) of 67%, in the 160 mcg versus 40 mcg cohort (ORR 6% and DCR 56%), despite patients on the high dose having less favorable prognostic factors. These data support the selected dose for the ongoing Phase 3 PRISM-MEL-301 trial in first-line advanced melanoma.
•The median OS for brenetafusp monotherapy of 14.3 months was similar to other Phase 1/2 trials of combination therapies in heavily pre-treated patients with advanced melanoma, including studies with autologous cell therapies.

•Brenetafusp in combination with pembrolizumab (n=6) demonstrated promising clinical activity with ORR of 33% and DCR 67% in patients with PD1 primary resistance (defined as progressive disease within 6 months of starting first PD1-based regimen).
•Brenetafusp was generally well tolerated as monotherapy and in combination with pembrolizumab.

Other tumors and IMC-P115C

•After observing an initial brenetafusp monotherapy signal in platinum-resistant ovarian cancer (PROC), the Company is evaluating, as part of an ongoing Phase 1/2 trial, combination therapy with bevacizumab in earlier lines, including platinum-sensitive ovarian cancer (PSOC). In the same trial, the Company continues signal detection across multiple metastatic non-small cell lung cancer (NSCLC) cohorts, including combinations with standards of care in earlier-line NSCLC.
•The Company is enrolling patients in the Phase 1 dose escalation trial evaluating IMC-P115C in patients with multiple solid tumors.
•The Company expects to present Phase 1/2 data from both trials in the second half of 2026.

ImmTAV candidates for a functional cure in infectious diseases

The Company’s bispecific TCR technology platform has the potential to offer a new approach for the treatment of certain chronic infections by eliminating evidence of remaining virus in circulation after the patient stops taking medication – known as a ‘functional cure’. The Company is studying an investigational candidate for people living with human immunodeficiency virus (HIV).

Phase 1/2 trial of IMC-M113V (Gag-A02) for people living with HIV
•In July 2026, at the International AIDS Society meeting in Rio de Janeiro, the Company presented translational data, from the first three cohorts of the multiple ascending dose part of the Phase 1/2 trial, demonstrating that IMC-M113V induces robust type I and II interferon-associated immune programs, with stronger induction in participants who maintained viral control after treatment interruption.
•The data also showed that, in addition to previously demonstrated direct killing of HIV-infected cells, IMC-M113V redirection of T cells results in induction of a robust interferon-associated immune program that may contribute to post-treatment viral control.
•The Company completed enrollment of additional patients at higher dose cohorts, up to 1200 mcg, as part of the multiple ascending dose (MAD) part of the Phase 1/2 trial. Analysis of the new data is ongoing with results planned to be shared early next year.

Tissue-specific down modulation of the immune system for autoimmune diseases
The key differentiator of the ImmTAAI platform is down modulation of the immune system in a tissue-specific manner. The candidates achieve this by suppressing pathogenic T cells via PD1 receptor agonism only when tethered to the target tissue.

•Clinical trial sites for the Phase 1 trial with IMC-S118AI are open, and the Company expects the first type 1 diabetes patient to be dosed in the coming weeks.
•The Company, in collaboration with the University of Florida, published preclinical data in Science Advances demonstrating that in live human pancreas tissue slices from a recent-onset type 1 diabetes donor, IMC-S118AI selectively binds to HLA-A*02:01-positive beta cells and suppresses autoreactive T cell activity around islets, helping protect beta cells and preserve insulin secretion.
•IMC-S118AI is designed to bind pre-pro-insulin on beta cells of the pancreas and deliver a PD-1 agonist signal to nearby auto-reactive T cells thereby protecting the pancreatic beta cells from T cell attack while preserving beta cell mass.
•The Company plans to file a CTA or investigational new drug (IND) application in the second half of 2026 for its second autoimmune program, IMC-U120AI (CD1a x PD1), which is designed to target a variety of dermatological diseases including atopic dermatitis.

###

About ImmTAC® molecules for cancer
Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV® molecules and infectious diseases

ImmTAV (Immune mobilizing monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells.
Immunocore is advancing a clinical candidate, aiming to achieve sustained control of HIV after people living with HIV stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’.

About ImmTAAITM molecules and autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune diseases, including type 1 diabetes and inflammatory dermatological diseases.

About TEBE-AM – Phase 3 registrational trial with tebentafusp in previously treated advanced cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms, including tebentafusp – as monotherapy or in combination with an anti-PD1 – or a control arm. The primary endpoint is overall survival.

About PRISM-MEL-301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated, advanced or metastatic cutaneous melanoma, to brenetafusp 160 mcg + nivolumab or a control arm of either nivolumab or nivolumab + relatlimab. The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the ATOM Phase 3 trial

The EORTC-sponsored Phase 3 clinical trial is randomizing HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial will randomize patients 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include the comparison of the health-related quality of life between the treatment arms and the evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumors, including non-small cell lung and ovarian cancers, evaluating brenetafusp in combination arms with standards-of-care. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma, which affects the eye. This is the most common primary intraocular malignancy in adults and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform, designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK, with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect

Immunocore is committed to helping patients who need KIMMTRAK obtain access via its KIMMTRAKConnect program. The US program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “aim”, “continue”, “target” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s ability to reach more patients for KIMMTRAK, including continued U.S. community and global market penetration in mUM, the potential expansion into 2L+ advanced cutaneous melanoma, and the potential expansion into adjuvant uveal melanoma; the Company’s ability to grow and advance its clinical pipeline; the estimated size of the patient populations for the Company’s product candidates; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, and results of the Company’s and its collaborators’ existing and planned clinical trials; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the expected submission of clinical trial applications or investigational new drug applications; the potential regulatory approval, and expected clinical benefits and availability of the Company’s product candidates; and expectations regarding the timing and amount of sales-related rebate payments. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions, including as a result of health epidemics or pandemics, war in Ukraine, the conflict in the Middle East, or global geopolitical tension, on the Company’s business, financial position, strategy and anticipated milestones, including the Company’s ability to conduct ongoing and planned clinical trials; the Company’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; the Company’s ability to obtain and maintain regulatory approval of KIMMTRAK and its other product candidates; the Company’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; the Company’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; the Company’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; the Company’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict in the Middle East, and global geopolitical tension; the Company’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of the Company’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on February 25, 2026, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore
Sébastien Desprez, VP Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on LinkedIn: @Immunocore

Investor Relations
Ryan Baker, VP Investor Relations
T: +1 (617) 771 5001
E: ir@immunocore.com

Immunocore Holdings plc
Condensed Consolidated Statement of Operations
Comparison of the Quarters and Year to Date Ended June 30, 2026 and 2025
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended		Year to Date
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenue from sale of therapies, net	$115,927	$97,964	$222,604	$191,845
Total revenue	115,927	97,964	222,604	191,845
Cost of revenue from sale of therapies	(1,088)	(1,040)	(1,522)	(1,871)
Research and development expense	(73,945)	(69,008)	(135,058)	(125,476)
Selling, general and administrative expense	(43,890)	(42,791)	(81,740)	(82,989)
Income (loss) from operations	(2,996)	(14,875)	4,284	(18,491)
Interest income	3,582	4,271	7,000	8,447
Interest expense	(3,062)	(3,045)	(6,113)	(6,070)
Foreign currency gain (loss)	(1,108)	(738)	2,741	2,342
Other income, net	3,070	4,693	4,846	10,162
Net income (loss) before income taxes	(514)	(9,694)	12,758	(3,610)
Income tax expense	(294)	(606)	(595)	(1,667)
Net income (loss)	$(808)	$(10,300)	$12,163	$(5,277)

Basic net income (loss) per share	$(0.02)	$(0.20)	$0.24	$(0.11)
Basic weighted-average number of shares outstanding	50,973,830	50,294,205	50,868,252	50,191,018

Diluted net income (loss) per share	$(0.02)	$(0.20)	$0.23	$(0.11)
Diluted weighted-average number of shares outstanding	50,973,830	50,294,205	52,903,203	50,191,018

Immunocore Holdings plc
Condensed Consolidated Balance Sheets
As of June 30, 2026 and December 31, 2025
(In thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$484,920	$467,709
Marketable securities	395,291	396,444
Accounts receivable, net	95,350	73,977
Prepaid expenses and other current assets	67,692	51,870
Inventory, net	7,791	6,742
Total current assets	1,051,044	996,742
Property and equipment, net	12,863	11,462
Operating lease right of use assets, net	37,020	38,783
Other non-current assets	18,495	20,282
Total assets	$1,119,422	$1,067,269

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$26,319	$24,364
Accrued expenses and other current liabilities	206,400	219,744
Deferred revenue, current	573	583
Operating lease liabilities, current	1,906	2,006
Total current liabilities	235,198	246,697
Accrued expenses, non-current	26,883	—
Deferred revenue, non-current	4,490	4,858
Operating lease liabilities, non-current	38,847	41,556
Interest-bearing loans and borrowings	394,206	393,125
Total liabilities	699,624	686,236

Shareholders’ equity
Ordinary shares	138	136
Deferred shares	1	1
Additional paid-in capital	1,273,101	1,240,255
Accumulated deficit	(819,112)	(831,275)
Accumulated other comprehensive loss	(34,330)	(28,084)
Total shareholders' equity	419,798	381,033
Total liabilities and shareholders' equity	$1,119,422	$1,067,269

Immunocore Holdings plc
Summary Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2026 and 2025
(In thousands)
(Unaudited)

	2026	2025
Cash and cash equivalents at beginning of period	$467,709	$455,731
Net cash provided by operating activities	2,153	26,399
Net cash provided by (used in) investing activities	3,433	(20,712)
Net cash provided by financing activities	17,141	6,221
Net foreign exchange difference on cash held	(5,516)	20,294
Cash and cash equivalents at end of period	$484,920	$487,933